Exhibit 4.40
FAMILY TRADING INC
MARSHALL ISLANDS

Private and Confidential

The Board of Directors

Top Ships Inc.

1 Vas. Sofias & Meg. Alexandrou Str.

151 24 Maroussi

For the attention of Mr. Vangelis G. Ikonomou (Chairman of the Board of Directors)

December 23, 2015
Subject: Amendment to the final offer letter for provision of finance and assumption of liabilities dated December 23, 2015
Dear Sir(s),
Further to our final offer letter dated December 23, 2015 and as regards the subject matter, please be informed the following:
1.            First paragraph of page 2 of the Final offer letter shall be amended and restated in its entirety to read as follows:
Top Ships Inc will issue to Family Trading Inc or its nominee, 13,558,169 (thirteen million five hundred and fifty eight thousand one hundred and sixty nine) Top Ships Inc common shares of, par value of USD 0.01.
2.            All other terms stipulated in the Final offer letter dated December 23, 2015 remain unchanged.
Acknowledgement and Acceptance
Please acknowledge your acceptance of the terms of our offer by signing the confirmation below. After its acceptance, this offer letter shall be binding upon the parties hereof.
Yours faithfully	Accepted: Top Ships Inc.

/s/ Illegible
Family Trading Inc	Signature	/s/ Vangelis G. Ikonomou
	Name	Vangelis G. Ikonomou
	Title	Director
	Date	23 Dec. 2015